James E. Slayton, CPA
2858 WEST MARKET STREET
SUITE C FAIRLAWN,
OHIO 44333
1-330-869-6704

Securities and Exchange Commission                      October 10, 2001
Washington, D.C. 20549

Dear madam/sir,

I have been notified that I have been replaced as the accountant for Hybrid Fuels, Inc., (the Company). I previously reported on the Company's financial statements for the periods ending June 30, 1998, June 30th 1999 and the interim period ended November 30, 1999.

The audit report dated December 18, 1999, was unqualified except for an explanatory paragraph stating that there was substantial doubt about the Company's ability to continue as a going concern. There were no disagreements with the company's management on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during the audit period to the present time.

I have read the Company's statements contained in Form 8-K and agree with them except that I have except that I am not in a position to agree with the Company's statement that the change was approved by the Audit Committee of the Board of Directors or that William L. Butcher, CPA, was not engaged regarding any matter requiring disclosure under Regulation S-K, Item 304 (a)(2).

Sincerely,
/s/
James E. Slayton